Exhibit 23.3
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-193619) pertaining to the 2014 Long-Term Incentive Plan of Rice Energy Inc. of our report dated March 21, 2014, with respect to the financial statements of Alpha Shale Resources, LP, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.
/s/ ERNST & YOUNG LLP
Pittsburgh, Pennsylvania
March 21, 2014